Exhibit 99.1
PRESS RELEASE
Nextracker Announces Launch of Offering of Class A Common Stock
Austin, Texas, June 26, 2023 /PRNewswire/ -- Flex Ltd. (NASDAQ: FLEX) announced today that its subsidiary, Nextracker Inc. (“Nextracker”), has launched a proposed underwritten offering of 14,210,511 shares of Nextracker’s Class A common stock (“Common Stock”) offered by Nextracker and 2,289,489 shares of Common Stock offered by certain stockholders of Nextracker. The underwriters of the offering will also have a 30-day option to purchase up to 1,650,000 additional shares of Common Stock from Nextracker and such selling stockholders. On June 23, 2023, the last reported sale price of Nextracker’s Common Stock on the Nasdaq Global Select Market was $38.63 per share. The offering is subject to market conditions and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.
Nextracker expects to use all of the net proceeds from the offering of 14,210,511 shares of Common Stock by Nextracker to purchase 14,210,511 Nextracker LLC common units from Yuma, Inc., our indirect wholly-owned subsidiary, and TPG Rise Flash, L.P., an affiliate of the global alternative asset management firm TPG. Nextracker will not receive any proceeds from the sale of the shares of the selling stockholders.
J.P. Morgan, BofA Securities, Barclays and Citigroup are acting as joint lead book-running managers for the offering. Truist Securities, HSBC, BNP PARIBAS, Mizuho, KeyBanc Capital Markets and Scotiabank are acting as joint book-running managers for the offering. SMBC Nikko, BTIG, UniCredit Capital Markets, Roth Capital Partners and PJT Partners will act as co-managers for the offering.
The offering will be made only by means of a prospectus. Copies of the preliminary prospectus, when available, may be obtained from: the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmchase.com; BofA Securities, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, by email at dg.prospectus_requests@bofa.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (888) 603-5847, or by email at barclaysprospectus@broadridge.com; and Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146.
A registration statement relating to these securities has been filed with the SEC but has not yet become effective. The Common Stock may not be sold, nor may offers to buy any Common Stock be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About Flex
Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.
About Nextracker
Nextracker is a leading provider of intelligent, integrated solar tracker and software solutions used in utility-scale and ground-mounted distributed generation solar projects around the world. Our products enable solar panels in these projects to follow the sun’s movement across the sky and optimize plant performance.
Flex Contacts

Investors & Analysts
David A. Rubin
Vice President, Investor Relations
David.Rubin@flex.com

Media & Press
Mark Plungy
Director, Corporate Public Relations
Mark.Plungy@flex.com

Nextracker Contact

Media & Press
Kristan Kirsh
Vice President, Global Marketing
kkirsh@nextracker.com